ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE

Abraxas Reports Second Quarter 2009 Results

SAN ANTONIO (August 10, 2009) – Abraxas Petroleum Corporation (NASDAQ:AXAS) (“Abraxas Petroleum”) today reported financial and operating results for the three and six months ended June 30, 2009.

As previously announced on June 30, 2009, Abraxas Petroleum entered into a definitive merger agreement with Abraxas Energy Partners, L.P. (“Abraxas Energy”), pursuant to which Abraxas Energy will merge with and into Abraxas Petroleum (the “Merger”), and that holders of 96% of the common units of Abraxas Energy not held by wholly-owned subsidiaries of Abraxas Petroleum have executed a voting, registration rights and lock-up agreement with Abraxas Petroleum and Abraxas Energy.  Abraxas Petroleum filed its preliminary proxy statement with the Securities and Exchange Commission on July 10, 2009.  The merger agreement was amended and restated and the voting, registration rights and lock-up agreement was amended on July 17, 2009.

In accordance with generally accepted accounting principles, Abraxas Petroleum has reported its results herein on a consolidated basis, which includes the results of Abraxas Energy and its subsidiaries.  The share of net income (loss) of Abraxas Energy that Abraxas Petroleum did not own during the periods ended June 30, 2009 and 2008 is recorded as non-controlling interest.  After the Merger is consummated, the non-controlling interest allocation will be eliminated in future periods.

On a consolidated basis, the three months ended June 30, 2009 resulted in:

•	Production of 410.7 MBoe (4,513 Boepd);
•	Revenue of $12.4 million;
•	EBITDA(a) of $11.2 million;
•	Cash flow(a) of $8.3 million; and
•	Net loss attributable to Abraxas Petroleum of $10.0 million, or $0.20 per share.
•	Adjusted net income, excluding certain items(a), of $0.8 million, or $0.02 per share.

(a)	See reconciliation of non-GAAP financial measures below.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

On a consolidated basis, net loss attributable to Abraxas Petroleum for the three months ended June 30, 2009 was $10.0 million, or $0.20 per share, compared to a net loss of $57.7 million or $1.18 per share during the same period in 2008.  Adjusted net income, excluding certain items, of $0.8 million, or $0.02 per share for the three months ended June 30, 2009 compares to adjusted net income, excluding certain items, of $8.9 million, or $0.18 per share during the same period of 2008.  The items excluded in adjusted net income, excluding certain items, are the non-controlling interest which will be eliminated upon consummation of the Merger and the unrealized derivative contract loss which is a non-cash item.  The unrealized derivative contract loss was a result of rising commodity prices during the second quarter of 2009.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, and require Abraxas Energy to either record an unrealized gain or loss based on the calculated value difference from the previous period end valuation.

“The second quarter of 2009 was primarily focused on financial engineering as we successfully negotiated the merger of Abraxas Energy back with and into Abraxas Petroleum.  With all of the assets back under the Abraxas umbrella, we expect to generate significant amounts of cash going forward which will be used to fund our future capital development projects and debt repayment.  Since the end of the second quarter, we re-paid $28.7 million of indebtedness under Abraxas Energy’s senior secured credit facility as a result of the monetization of our “in-the-money” commodity swaps.  The second quarter of 2009 wasn’t entirely focused on financial engineering as we fracture stimulated the Nordheim well in the Gulf Coast region with a six stage frac and returned the well to production late in the quarter.  The well is currently being choked back due to low gas prices and is currently producing approximately 3.6 MMcfpd.  In addition, we put the Lakeside well in the Rocky Mountain region on pump and this well is currently producing approximately 100 - 120 Bopd.  The gas production from the Lakeside well is below certain regulatory limits; therefore, the gas pipeline project is currently on-hold.  As we announced last quarter, we slowed down our drilling activity due to the then-current environment of low commodity prices and relatively high service costs.  We have since seen a reduction in service costs and oil prices have firmed up as well; therefore, we have started several oil development projects in the Rocky Mountain and Permian Basin regions,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Tuesday, August 11, 2009, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the contents of this release and respond to questions.  Please dial 1.888.679.8037, passcode 74131091, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a podcast and transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call, and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations principally in Texas, the Mid-Continent and the Rocky Mountains.  Abraxas Petroleum, through a wholly-owned subsidiary, owns 48% of Abraxas Energy and manages its day-to-day operations through its 100% ownership of the general partner.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President - Corporate Finance
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED

FINANCIAL HIGHLIGHTS
         (UNAUDITED)

(In thousands except per share data):	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Financial Results:
Revenues	$12,368	$34,423	$23,218	$56,593
EBITDA(a)	11,229	19,219	20,595	33,541
Cash flow(a)	8,326	16,720	15,281	28,792
Net loss attributable to Abraxas Petroleum	(10,032)	(57,688)	(5,582)	(66,679)
Net loss attributable to Abraxas Petroleum per share – basic and diluted	$(0.20)	$(1.18)	$(0.11)	$(1.36)
Weighted average shares outstanding – basic and diluted	49,564	48,911	49,628	48,901

Production:
Crude oil per day (Bopd)	1,613	1,622	1,602	1,448
Natural gas per day (Mcfpd)	17,400	18,659	17,706	17,599
Crude oil equivalent per day (Boepd)	4,513	4,732	4,553	4,382
Crude oil equivalent (MBoe)	410.7	430.6	824.1	797.4

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$67.04	$91.27	$63.88	$87.71
Natural gas ($ per Mcf)	5.84	8.24	5.68	7.91
Crude oil equivalent ($ per Boe)	46.49	63.78	44.55	60.75

Expenses:
Lease operating ($ per Boe)	$11.42	$10.32	$11.22	$9.71
Production taxes (% of oil and gas revenue)	10.7%	8.0%	11.5%	8.3%
General and administrative, excluding stock-based compensation ($ per Boe)	3.10	2.84	3.80	3.48
Cash interest ($ per Boe)	7.07	5.80	6.45	5.96
Depreciation, depletion and amortization ($ per Boe)	10.98	13.95	10.91	13.92

(a)	See reconciliation of non-GAAP financial measures below.

BALANCE SHEET DATA

(In thousands)	June 30, 2009	December 31, 2008

Cash	$1,790	$1,924
Working capital (a)	(248)	(5,698)
Property and equipment – net	158,824	160,308
Total assets	200,563	211,839

Long-term debt	128,843	130,835
Stockholders’ equity (b)	(148)	4,658
Common shares outstanding	49,805	49,622

(a)
Excludes current maturities of long-term debt, including $40.0 million of debt outstanding under Abraxas Energy’s Subordinated    Credit Facility and $5.9 million of debt outstanding under the Abraxas Petroleum’s Credit Facility and current derivative assets and liabilities.

(b)	Represents Abraxas’ stockholders’ equity (deficit) which excludes non-controlling interest equity (deficit).

ABRAXAS PETROLEUM CORPORATION
CONSOLIDATED

STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (1)	2009	2008 (1)

Revenues:
Oil and gas production revenues	$12,119	$34,083	$22,715	$55,946
Rig revenues	247	329	500	635
Other	2	11	3	12
	12,368	34,423	23,218	56,593
Operating costs and expenses:
Lease operating	4,688	4,442	9,245	7,743
Production taxes	1,297	2,728	2,609	4,629
Depreciation, depletion, and amortization	4,507	6,004	8,994	11,098
Rig operations	211	193	399	403
General and administrative (including stock-based compensation of $329, $650, $596 and $896)	1,601	1,873	3,730	3,672
	12,304	15,240	24,977	27,545
Operating income (loss)	64	19,183	(1,759)	29,048

Other (income) expense:
Interest income	(6)	(31)	(11)	(127)
Interest expense	3,051	2,672	5,607	5,138
Amortization of deferred financing fees	374	273	586	467
Loss on derivative contracts (unrealized of $20,889, $74,517, $14,459 and $100,592)	14,560	81,135	1,695	108,093
Financing fees	—	—	362	—
Other	2,208	734	2,229	734
	20,187	84,783	10,468	114,305
Net loss	(20,123)	(65,600)	(12,227)	(85,257)
Non-controlling interest	10,091	7,912	6,645	18,578
Net loss attributable to Abraxas Petroleum	$(10,032)	$(57,688)	$(5,582)	$(66,679)

Net loss per common share - basic	$(0.20)	$(1.18)	$(0.11)	$(1.36)
Net loss per common share - diluted	$(0.20)	$(1.18)	$(0.11)	$(1.36)

Weighted average shares outstanding:
Basic	49,564	48,911	49,628	48,901
Diluted	49,564	48,911	49,628	48,901

(1)	As adjusted for FAS No. 160 “Non-controlling Interest in Consolidated Financial Statements.”

ABRAXAS PETROLEUM CORPORATION

           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Cash flow is defined as operating income (loss) plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) and cash interest. The following table provides a reconciliation of cash flow to operating income (loss) for the periods presented.

CONSOLIDATED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating income (loss)	$64	$19,183	$(1,759)	$29,048
Depreciation, depletion and amortization	4,507	6,004	8,994	11,098
Stock-based compensation	329	650	596	896
Realized gain (loss) on derivative contracts	6,329	(6,618)	12,764	(7,501)
Cash interest	(2,903)	(2,499)	(5,314)	(4,749)
Cash flow	$8,326	$16,720	$15,281	$28,792

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income (loss) for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income (loss).

CONSOLIDATED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating income (loss)	$64	$19,183	$(1,759)	$29,048
Depreciation, depletion and amortization	4,507	6,004	8,994	11,098
Stock-based compensation	329	650	596	896
Realized gain (loss) on derivative contracts	6,329	(6,618)	12,764	(7,501)
EBITDA	$11,229	$19,219	$20,595	$33,541

    This release also includes a discussion of “adjusted net income, excluding certain items,” which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income, excluding certain items, to net loss for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income, excluding certain items.

CONSOLIDATED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net loss attributable to Abraxas Petroleum	$(10,032)	$(57,688)	$(5,582)	$(66,679)
Non-controlling interest (a)	(10,091)	(7,912)	(6,645)	(18,578)
Loss on unrealized derivative contracts (b)	20,889	74,517	14,459	100,592
Adjusted net income, excluding certain items	$766	$8,917	$2,232	$15,335
Net loss attributable to Abraxas Petroleum per share – basic and diluted	(0.20)	(1.18)	(0.11)	(1.36)
Adjusted net income, excluding certain items, per share – basic	$0.02	$0.18	$0.04	$0.31

(a)	Non-controlling interest which will be eliminated after the merger is consummated.
(b)	Unrealized loss on derivative contracts for the period.